Exhibit 8

Schedule of Transactions

Shamrock Activist Value Fund, L.P.

Date	Number of Common Shares		Price Per Common Share in $US*	Total Purchase Price
07/05/09	-1,415	[1]	N/A	N/A
07/06/09	62,609		$30.9589	$1,938,306
07/07/09	73,800		$30.6627	$2,262,907
07/10/09	50,064		$29.9840	$1,501,119
07/13/09	43,634	[2]	$31.9500	$1,394,106

Total:	228,692			$7,096,438

Shamrock Activist Value Fund IV, L.P.

Date	Number of Common Shares		Price Per Common Share in $US*	Total Purchase Price
07/05/09	1,415	[1]	N/A	N/A
07/06/09	37,391		$30.9589	$1,157,584
07/07/09	46,200		$30.6627	$1,416,617
07/10/09	30,248		$29.9840	$906,956
07/13/09	26,366	[3]	$31.9500	$842,394

Total:	141,620			$4,323,551

*	Excludes Brokerage Commissions

[1]	Common Shares contributed by Shamrock Activist Value Fund, L.P. to Shamrock Activist Value Fund IV, L.P., as reported in Items 3 and 4.
[2]	Common Shares acquired in a single block trade with the Common Shares acquired by Shamrock Activist Value Fund IV, L.P. on the same date.
[3]	Common Shares acquired in a single block trade with the Common Shares acquired by Shamrock Activist Value Fund, L.P. on the same date.